Exhibit 99.1

395 de Maisonneuve Blvd. West Montreal, QC H3A 1L6

TICKER SYMBOL	CORPORATE COMMUNICATIONS	INVESTOR RELATIONS
(NYSE: UFS) (TSX: UFS)	David Struhs Vice-President Corporate Communications and Sustainability Tel.: 803-802-8031	Nicholas Estrela Manager Investor Relations Tel.: 514-848-5555 x 85979

DOMTAR CORPORATION ANNOUNCES APPOINTMENT OF PRESIDENT OF DOMTAR PULP AND PAPER

Montreal, April 17, 2014 – Domtar Corporation (NYSE: UFS) (TSX: UFS) today announced the appointment of Michael D. Garcia to the position of President of Domtar Pulp and Paper, effective May 1, 2014. In this capacity, Mr. Garcia will oversee the operations of North America’s largest producer of uncoated freesheet paper and top-three market pulp producers, through a network of thirteen mills in the United States and Canada. Mr. Garcia joins Domtar from his role as CEO of Evraz Highveld Steel & Vanadium Company in the Eastern Cape of South Africa.

“With over 20 years of international management experience in paper and steel and aluminum manufacturing and marketing on three continents, Michael brings a wealth of strategic and operational expertise to this key position at the helm of our core business,” said Domtar President and CEO John D. Williams.

“Bringing together management responsibility for both the manufacture and marketing of our diverse mix of pulp and paper products under a single executive is consistent with our establishment of a two-division structure for Domtar,” said Williams. Domtar established a Personal Care division in 2011 to advance the company’s growth strategy in absorbent hygiene products.

Mr. Garcia holds an MBA from Harvard University’s Graduate School of Business Administration and is a graduate of the United States Military Academy in West Point, New York.

About Domtar

Domtar Corporation (NYSE: UFS) (TSX: UFS) designs, manufactures, markets and distributes a wide variety of fiber-based products including communication papers, specialty and packaging papers and absorbent hygiene products. The foundation of its business is a network of world class wood fiber converting assets that produce papergrade, fluff and specialty pulps. The majority of its pulp production is consumed internally to manufacture paper and consumer products. Domtar is the largest integrated marketer of uncoated freesheet paper in North America with recognized brands such as Cougar®, Lynx® Opaque Ultra, Husky® Opaque Offset, First Choice® and EarthChoice® Office Paper. Domtar is also a leading marketer and producer of a broad line of incontinence care products marketed primarily under the Attends® brand name as well as baby diapers. In 2013, Domtar had sales of US$5.4 billion from some 50 countries. The Company employs approximately 10,000 people. To learn more, visit www.domtar.com.

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